EXHIBIT 10.1
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM. THE ISSUER OF THIS NOTE MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
IMMUNITYBIO, INC.
PROMISSORY NOTE

$125,000,000	August 31, 2022
FOR VALUE RECEIVED, ImmunityBio, Inc., a Delaware corporation (the “Company”) promises to pay to Nant Capital, LLC or its registered assigns (“Investor”), in lawful money of the United States of America the principal sum of One Hundred Twenty-Five Million Dollars ($125,000,000), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Promissory Note (this “Note”) on the unpaid principal balance at a rate equal to the Term SOFR Rate (as defined below) plus 8.0% per annum which shall be adjusted to the then current SOFR on each Interest Payment Date, computed on the basis of the actual number of days elapsed and a year of 365 days. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) December 31, 2023 (the “Maturity Date”), or (ii) when, upon the occurrence and during the continuance of an Event of Default, such amounts are declared due and payable by Investor or made automatically due and payable, in each case, in accordance with the terms hereof.
The following is a statement of the rights of Investor and the conditions to which this Note is subject, and to which Investor, by the acceptance of this Note, agrees:
1.Payments.
(a)Interest. Accrued interest on this Note shall be payable quarterly, in arrears, on each Interest Payment Date.
(b)Voluntary Prepayment. Upon five business days’ prior written notice to Investor, the Company may prepay this Note in whole or in part, provided that any such prepayment will be applied first to the payment of accrued but unpaid interest on this Note and second, if the amount of prepayment exceeds the amount of all such interest, to the payment of outstanding principal of this Note.
2.Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note.

(a)Failure to Pay. The Company shall fail to pay the principal payment, plus any accrued and unpaid interest, on the Maturity Date;
(b)Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or
(c)Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or any of its subsidiaries, if any, or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 45 days of commencement.
3.Rights of Investor upon Default. Upon the occurrence of any Event of Default (other than an Event of Default described in Section 2(b) or 2(c)) and at any time thereafter during the continuance of such Event of Default, Investor may, by written notice to the Company, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. Upon the occurrence of any Event of Default described in Section 2(b) or 2(c), immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Investor may exercise any other right, power or remedy otherwise permitted to it by law, either by suit in equity or by action at law, or both.
4.[Reserved].
5.Representations and Warranties of Investor. By acceptance of this Note, Investor represents and warrants to the Company that Investor has full legal capacity, power and authority to execute and deliver this Note and to perform its obligations hereunder. This Note constitutes valid and binding obligations of Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.
6.Origination Fee. In connection with, and upon the funding of the Note, the Company shall pay to Investor an origination fee of one-half of one percent (0.5%) of One Hundred Twenty-Five Million Dollars ($125,000,000).
7.Definitions. As used in this Note, the following capitalized terms have the following meanings:

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Event of Default” has the meaning given in Section 2 hereof.
“Investor” shall mean the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.
“Interest Payment Date” means the last business day of each March, June, September and December, commencing with September 30, 2022.
“Interest Period” means (a) the period commencing on the date of this Note and ending on September 30, 2022 and (b) each three-month period thereafter ending on an Interest Payment Date; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.
“Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to Investor of every kind and description, now existing or hereafter arising under or pursuant to the terms of this Note, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.
“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.
“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.
“Term SOFR Rate” means, for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), for any tenor comparable to the applicable Interest Period, the rate per annum reasonably determined by the Company as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on the fifth (5th) U.S. Government Securities Business Day immediately following any Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
8.Miscellaneous.
(a)Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and Investor.
(b)Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail (if to Investor) or otherwise delivered by hand, messenger or courier service addressed:
(i)if to Investor, to Investor’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof, or, until such holder so furnishes an address, facsimile number or electronic mail address to the Company, then to the address, facsimile number or electronic mail address of the last holder of this Note for which the Company has contact information in its records; or
(ii)if to the Company, to the attention of the Chief Executive Officer or Chief Financial Officer of the Company at 3530 John Hopkins Court San Diego, CA 92121, or at such other current address as the Company shall have furnished to Investor, with a copy (which shall not constitute notice) to Martin J. Waters, Wilson Sonsini Goodrich & Rosati, P.C., 12235 El Camino Real, Suite 200, San Diego, CA 92130-3002.
Each such notice or other communication shall for all purposes of this Note be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer or, if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day. In the event of any conflict between the Company’s books and records and this Note or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.
(c)Payment. Payments shall be made in lawful tender of the United States.
(d)Default Rate; Usury. During any period prior to the Maturity Date in which a non-payment by the Company of the interest earned on the Note has occurred and is continuing, or an Event of Default has occurred and is continuing, the Company shall pay interest on the unpaid principal balance hereof at a rate per annum equal to the rate otherwise applicable hereunder plus two percent (2%) per annum. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.
(e)Waivers. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

(f)Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California, or of any other state.
(g)Restriction on Transferability. This Note and the rights and obligations hereunder may not be assigned by either the Investor or the Company without the prior written consent of the other party.
(h)Registration. The Company or its agent will keep books for the registration and registration of transfer of the Note. Subject to this section and any other restrictions on or conditions to transfer set forth in the Note, the Note may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Prior to registration of any such transfer, the Company shall treat the person in whose name the Note is registered as the owner and holder of the Note for all purposes, including payment of principal and interest, and the Company shall not be affected by notice to the contrary.
(signature page follows)

The Company has caused this Note to be issued as of the date first written above.

IMMUNITYBIO, INC.,
a Delaware corporation

By:	/s/ Richard Adcock
Name:	Richard Adcock
Title:	Chief Executive Officer and President
(Signature page for Note)